Exhibit 99.1

Pier 1 Imports, Inc. Announces Complete Conversion of 9% Convertible Debt

FORT WORTH, Texas--(BUSINESS WIRE)--October 21, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today announced that all of Company’s $61.3 million 9% convertible senior notes due 2036, which were issued in August 2009, have been fully converted into shares of the Company’s common stock. In connection with this conversion, the Company made cash payments to holders of the convertible debt in the amount of $14.8 million for accrued and additional make whole interest and issued slightly less than 24.5 million shares upon conversion settlement.

As a result, during the third quarter, the Company will incur one-time, non-operating charges totaling approximately $18 million to record amortization of debt issuance costs, debt discounts, derivative market adjustments and additional make-whole interest. As of the end of the third quarter, the Company expects that its remaining long-term debt will be approximately $35.6 million, including $19 million in industrial revenue bonds and $16.6 million of 6.375% convertible senior notes due 2036. Management currently anticipates that $9.5 million of industrial revenue bonds will be retired during the fourth quarter in connection with the previously announced pending sale of its Chicago distribution center, resulting in a year-end long term debt balance of $26.1 million.

As of October 21, 2009, the Company’s outstanding shares of common stock total approximately 115 million. Fiscal 2010 calculated average shares outstanding are forecasted to be 104 million for the third quarter, 116 million for the fourth quarter and 101 million for the full year ending February 27, 2010.

Third Quarter Conference Call Information

The Company will host a conference call to discuss the fiscal 2009 third quarter results at 10:00 a.m. Central Time on December 17, 2009. A web cast will be available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks factors disclosed in the Company’s Annual Report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400